Exhibit 10.35

Healthnet Assessments Inc.

119 Westcreek Drive, Suite 4

Woodbridge, Ontario L4L 9N6

November 2, 2021

James Asher, President

Novo Healthnet Limited

3905 Major Mackenzie Drive, Suite 115

Woodbridge, Ontario L4H 4R2

SUBJ:	CAD$2,000,000 Series ‘“A” Debenture, dated September 30, 2013, Extension of Term Due Date to December 1, 2023

Dear Mr. Asher,

We want to thank you for your communication of September 28, 2021 in which your company, Novo Healthnet Limited, requested an extension of full and final payment with respects to the Series “A” Debenture, dated September 30, 2013 (the “Debenture”), with an original principal amount of CAD$2,000,000 and an original term due date of September 30, 2016.

On December 2, 2017, the parties agreed to extend the term due date, for payment of the Debentures’ principal and interest owed, to September 30, 2019. On January 31, 2018, the parties agreed to convert 75% of the Debenture amount owed, both principal and interest, into shares of common stock (par value $0.001) of Novo Healthnet Limited’s parent company, Novo Integrated Sciences, Inc., a Nevada corporation, in lieu of accepting a cash payment for 75% of the amount owed, both principal and interest. On September 27, 2019, the parties agreed to extend the term due date, for payment of the Debentures’ principal and interest owed, to September 30, 2021.

Effective November 2, 2021, Healthnet Assessments Inc. agrees to extend the term due date for payment of the Debentures’ principal and interest owed, to December 1, 2023, with no penalties incurred and with all terms and conditions, as defined in the Debenture, remaining in full force and effect.

APPROVED

Debenture Holder	Debenture Issuer
Healthnet Assessments Inc.	Novo Healthnet Limited

/s/ Robert Mattacchione	/s/ James Asher
Robert Mattacchione	James Asher
Authorized Signing Officer	Authorized Signing Officer